OMB APPROVAL

                                                  OMB Number:       3235-0287
                                                  Expires:  December 31, 2001

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                      Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

|_|  Check this box if no longer
     subject to Section 16.
     Form 4 or Form 5 obligations
     may continue. See Instruction 1(b)

1.  Name and Address of Reporting Person*
      BREA L.L.C.
      (Last)                 (First)              (Middle)
      345 Park Avenue
      (Street)
      New York,              New York                10154
      (City)                 (State)                 (Zip)

2.  Issuer Name and Ticker or Trading Symbol
      Host Marriott, L.P. (no symbol)


3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
      N/A

4.  Statement for Month/Year
      April 1999

5.  If Amendment, Date of Original (Month/Year)
      N/A

6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)
          Director                        X   10% Owner
    -----                               -----
          Officer (give title above)      X   Other (specify below)
    -----                               -----

7.  Individual or Joint/Group Filing (Check Applicable Line)
          Form filed by One Reporting Person
    -----
      X   Form filed by More than One Reporting Person
    -----

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see
   Instruction 4(b)(v).

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
      822,806            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 11,219,329


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          I


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (1)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
      353,288            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 5,088,278


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (2)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (30) (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
       41,575            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 1,017,174


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (3)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (30) (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
      231,956            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 3,503,039


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (4)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (30) (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
       26,370            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 818,629


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (5)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (30) (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
       54,509            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 1,185,887


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (6)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (30) (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
       23,520            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 781,368


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (7)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (30) (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
       26,425            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 819,227


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (8)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (30) (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
      203,056            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 3,126,192


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (9)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (30) (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
    1,008,845            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 13,783,976


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (10)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
      283,646            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 4,206,451


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (11)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
      849,386            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 11,673,324


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (12)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
       36,723            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 952,918


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (13)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
      174,461            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 2,771,954


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (14)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
        35,421            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 937,025


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (15)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
       74,502            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 1,454,024


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (16)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
        2,047            A          $11.09


5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
          31,957


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D (17)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
          1              A          $11.09


5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
          14


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D (18)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
        4,688            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 495,548


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D & I (19)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (31)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
         0               A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 468,470


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D (20)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
       19,699            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 263,025


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          D (21)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
      639,449            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 8,824,632


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          I


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (22)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
    2,179,338            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 29,230,871


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          I


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (23)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
    2,818,787            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 37,587,033


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          I


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (24)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
    2,462,984            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 32,968,852


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          I


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (25)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
    2,462,984            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 32,968,852


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          I


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (26)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
    3,287,838            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 43,751,682


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          I


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (27)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
    3,287,838            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 43,751,682


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          I


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (28)

            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                or Beneficially Owned

1.  Title of Security (Instr. 3)
      Class A Partnership Units


2.  Transaction Date (Month/Day/Year)
      03/30/99


3.  Transaction Code (Instr. 8)
       Code       V
       J(32)


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
       Amount       (A) or (D)      Price
        4,688            A          $11.09


5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4) 495,548


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
          I


7.  Nature of Indirect Beneficial Ownership (Instr. 4)
          (29)

   Table II -- Derivative Securities Acquired, Disposed of, or Beneficially
         Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 3)

              N/A

2.  Conversion of Exercise Price of Derivative Security

3.  Transaction Date (Month/Day/Year)

4.  Transaction Code (Instr. 8)


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)


6.  Date Exercisable and Expiration Date (Month/Day/Year)


7.  Title and Amount of Underlying Securities (Instr. 3 and 4)


8.  Price of Derivative Security (Instr. 5)

9.  Number of Derivative Securities Beneficially owned at End of Month
    (Instr. 4)

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr. 4)

11. Nature of Indirect Beneficial Ownership (Instr. 4)

Explanation of Responses:

(1) BREA L.L.C. ("BREA LLC") is the general partner of Blackstone Real Estate Associates L.P. ("BREA") and Blackstone Real Estate Holdings L.P. ("BREH"), and because of such position, the total beneficial holding of Class A Partnership Units (the "OP Units") held by BREA LLC includes the beneficial holding of each such entity.

(2) Blackstone Real Estate Partners I L.P. ("BRE I") directly owns 4,356,783 OP Units, and the remaining 731,495 securities are directly owned by BRE/Cambridge L.L.C. ("Cambridge") and BRE/Ceriale L.L.C. ("Ceriale").

(3) Blackstone Real Estate Partners Two L.P. ("BRE Two") directly owns 285,679 OP Units, and the remaining 731,495 OP Units are directly owned by Cambridge and Ceriale.

(4) Blackstone Real Estate Partners Three L.P. ("BRE Three") directly owns 2,771,544 OP Units, and the remaining 731,495 OP Units are directly owned by Cambridge and Ceriale.

(5) Blackstone Real Estate Partners IV L.P. ("BRE IV") directly owns 87,134 OP Units, and the remaining 731,495 OP Units are directly owned by Cambridge and Ceriale.

(6) Blackstone RE Capital Partners L.P. ("BRECP") directly owns 454,392 OP Units, and the remaining 731,495 OP Units are directly owned by Cambridge and Ceriale.

(7) Blackstone RE Capital Partners II L.P. ("BRECP II") directly owns 49,873 OP Units, and the remaining 731,495 OP Units are directly owned by Cambridge and Ceriale.

(8) Blackstone RE Offshore Capital Partners L.P. ("BOC") directly owns 87,732 OP Units, and the remaining 731,495 OP Units are directly owned by Cambridge and Ceriale.

(9) BREH directly owns 2,394,697 OP Units, and the remaining 731,495 OP Units are directly owned by Cambridge and Ceriale.

(10) Blackstone Real Estate Partners II L.P. ("BRE II") directly owns 13,315,506 OP Units, and the remaining 468,470 OP Units are directly owned by Ceriale.

(11) Blackstone Real Estate Holdings II L.P. ("BREH II") directly owns 3,737,981 OP Units, and the remaining 468,470 OP Units are directly owned by Ceriale.

(12) Blackstone Real Estate Partners II.TE.1 L.P. ("BRE II TE 1") directly owns 11,204,854 OP Units, and the remaining 468,470 OP Units are directly owned by Ceriale.

(13) Blackstone Real Estate Partners II.TE.2 L.P. ("BRE II TE 2") directly owns 484,448 OP Units, and the remaining 468,470 OP Units are directly owned by Ceriale.

(14) Blackstone Real Estate Partners II.TE.3 L.P. ("BRE II TE 3") directly owns 2,303,484 OP Units, and the remaining 468,470 OP Units are directly owned by Ceriale.

(15) Blackstone Real Estate Partners II.TE.4 L.P. ("BRE II TE 4") directly owns 468,555 OP Units, and the remaining 468,470 OP Units are directly owned by Ceriale.

(16) Blackstone Real Estate Partners II.TE.5 L.P. ("BRE II TE 5") directly owns 985,554 OP Units, and the remaining 468,470 OP Units are directly owned by Ceriale.

(17)   BRE Logan Hotel Inc. ("Logan") directly owns 31,957 OP Units.

(18)   RTZ Management Corp. ("RTZ") directly owns 14 OP Units.

(19) CR/RE L.L.C. ("CRRE") directly owns 27,078 OP Units, and the remaining 468,470 OP Units are directly owned by Ceriale.

(20)   Ceriale directly owns 468,470 OP Units.

(21)   Cambridge directly owns 263,025 OP Units.

(22) BREA is the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC, and because of such position, the total beneficial holding of BREA includes the number of OP Units beneficially owned by each such entity.

(23) Blackstone Real Estate Associates II L.P. ("BREA II") is the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4 and BRE II TE 5, and because of such position, the total beneficial holding of BREA II includes the number of OP Units beneficially owned by each such entity.

(24) John G. Schreiber ("Schreiber") is a limited partner in BREA and BREA II, and any disposition of an investment (directly or indirectly) by entities to which BREA and BREA II serves as general partner requires the approval of Schreiber. Therefore, the total beneficial holding of

       Schreiber includes the number of OP Units beneficially owned by each such entity.

(25) Blackstone Real Estate Management Associates II L.P. ("BREMA II") is the general partner of BREA II and BREH II, and because of such position, the total beneficial holding of BREMA II includes the beneficial holding of BREA II and BREH II.

(26) BREA II L.L.C. ("BREA II LLC") is the general partner of BREMA II, and because of such position, the total beneficial holding of BREA II LLC includes the beneficial holding of BREMA II.

(27) Peter G. Peterson ("Peterson"), who is a founding member of BREA LLC and BREA II LLC, is able, together with Stephen A. Schwarzman ("Schwarzman"), to control BREA LLC, BREA II LLC, RTZ and Logan, and because of such position and control, the total beneficial holding of Peterson includes the beneficial holding of BREA LLC, BREA II LLC, RTZ and Logan.

(28) Schwarzman, who is a founding member of BREA LLC and BREA II LLC, is able, together with Peterson, to control BREA LLC, BREA II LLC, RTZ and Logan, and because of such position and control, the total beneficial holding of Schwarzman includes the beneficial holding of BREA LLC, BREA II LLC, RTZ and Logan.

(29) John Ceriale ("John Ceriale") is a member with sole beneficial ownership of CRRE, and because of such position, the total beneficial holding of John Ceriale includes the beneficial holding of CRRE.

(30) Such entity is a member of Cambridge, and because of such membership, the total beneficial holding of such entity includes the number of OP Units beneficially owned by Cambridge.

(31) Such entity is a member of Ceriale, and because of such membership, the total beneficial holding of such entity includes the number of OP Units beneficially owned by Ceriale.

(32) BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, CRRE, Logan, Cambridge and RTZ acquired an aggregate of 3,292,526 OP Units in exchange for the right to receive 2,686,387 shares of Common Stock of Crestline Capital Corporation and $167,283 in cash, as provided for in the Contribution Agreement, dated as of April 16, 1998, among Host Marriott Corporation, Host Marriott, L.P. and the Contributors (as defined therein).

Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of information supplied by another Reporting Person. Any disclosures made hereunder with respect to persons other than the Reporting Persons are made on information and belief after making appropriate inquiry.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, each of the Reporting Persons herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


BREA L.L.C.

By:    /s/ Gary M. Sumers                May 13, 1999
     Name:   Gary M. Sumers                  Date
     Title:    Attorney-in-fact

** Signature of Reporting Person

                                                                  ATTACHMENT A

                            Joint Filer Information

Names: Blackstone Real Estate Partners II L.P. ("BRE II"), Blackstone Real Estate Holdings II L.P. ("BREH II"), Blackstone Real Estate Partners II.TE.1 L.P. ("BRE II TE 1") Blackstone Real Estate Partners II.TE.2 L.P. ("BRE II TE 2"), Blackstone Real Estate Partners II.TE.3 L.P. ("BRE II TE 3"), Blackstone Real Estate Partners II.TE.4 L.P. ("BRE II TE 4"), Blackstone Real Estate Partners II.TE.5 L.P. ("BRE II TE 5"), Blackstone Real Estate Partners I L.P. ("BRE I"), Blackstone Real Estate Partners Two L.P. ("BRE Two"), Blackstone Real Estate Partners Three L.P. ("BRE Three"), Blackstone Real Estate Partners IV L.P. ("BRE IV"), Blackstone RE Capital Partners L.P. ("BRECP"), Blackstone RE Capital Partners II L.P. ("BRECP II"), Blackstone RE Offshore Capital Partners L.P. ("BOC"), Blackstone Real Estate Holdings L.P. ("BREH"), CR/RE L.L.C. ("CRRE"), BRE Logan Hotel Inc. ("Logan"); BRE/Cambridge L.L.C. ("Cambridge"), BRE/Ceriale L.L.C. ("Ceriale"), RTZ Management Corp. ("RTZ"), Blackstone Real Estate Associates L.P. ("BREA"), Blackstone Real Estate Associates II L.P. ("BREA II"), Blackstone Real Estate Management Associates II L.P. ("BREMA II"), BREA II L.L.C. ("BREA II LLC"), Peter G. Peterson ("Peterson"), Stephen A. Schwarzman ("Schwarzman"), John G. Schreiber ("Schreiber") and John Ceriale ("John Ceriale").

Addresses:     The principal business office address of each of the
               reporting persons above, except for Schreiber, is 345 Park
               Avenue, 31st Floor, New York, New York 10154. The principal business office address of Schreiber is Schreiber
               Investments, 1115 East Illinois Road, Lake Forest, Illinois
               60045.

Designated     BREA L.L.C. ("BREA LLC")
Filer:

Issuer &       Host Marriott, L.P. (no symbol)
Ticker
Symbol:

Date of        March 30, 1999
Event:

Signatures:    BLACKSTONE REAL ESTATE PARTNERS I L.P.

               BLACKSTONE REAL ESTATE PARTNERS TWO L.P.

               BLACKSTONE REAL ESTATE PARTNERS THREE L.P.

               BLACKSTONE REAL ESTATE PARTNERS IV L.P.

               BLACKSTONE RE CAPITAL PARTNERS L.P.

               BLACKSTONE RE CAPITAL PARTNERS II L.P.

               BLACKSTONE RE OFFSHORE CAPITAL PARTNERS L.P.

               BLACKSTONE REAL ESTATE PARTNERS II L.P.

               BLACKSTONE REAL ESTATE PARTNERS II.TE.1 L.P.

               BLACKSTONE REAL ESTATE PARTNERS II.TE.2 L.P.

               BLACKSTONE REAL ESTATE PARTNERS II.TE.3 L.P.

               BLACKSTONE REAL ESTATE PARTNERS II.TE.4 L.P.

               BLACKSTONE REAL ESTATE PARTNERS II.TE.5 L.P.

               BLACKSTONE REAL ESTATE HOLDINGS II L.P.

               BLACKSTONE REAL ESTATE ASSOCIATES II L.P.

               BLACKSTONE REAL ESTATE HOLDINGS L.P.

               BLACKSTONE REAL ESTATE ASSOCIATES L.P.

               BLACKSTONE REAL ESTATE MANAGEMENT ASSOCIATES II L.P.

               CR/RE L.L.C.

               BRE LOGAN HOTEL INC.

               BRE/CAMBRIDGE L.L.C.

               RTZ MANAGEMENT CORP.

               BRE/CERIALE L.L.C.

               BREA L.L.C.

               BREA II L.L.C.

               PETER G. PETERSON

               STEPHEN A. SCHWARZMAN

               JOHN G. SCHREIBER

               JOHN CERIALE


               By:    /s/ Gary M. Sumers
                  Name: Gary M. Sumers
                  Title:  Attorney-in-fact

                                                                  ATTACHMENT B


                               POWER OF ATTORNEY

   Know all by these presents, that each signatory below hereby constitutes and appoints each of Peter G. Peterson, Stephen A. Schwarzman, Gary M. Sumers and Thomas J. Saylak as the true and lawful agent and attorney-in-fact of such signatory, with full power of substitution and resubstitution, to prepare, execute and file, on such signatory's behalf and also in such capacity as may be indicated below, any Form 3, Form 4 or Form 5, any amendment thereto and any other document which any such attorney-in-fact may consider advisable in connection with the reporting, under the Securities Exchange Act of 1934, as amended, of the beneficial holding of Class A Partnership Units (the "OP Units") of Host Marriott, L.P. (the "Company") by such signatory and such entities for which such signatory is an authorized person, and such signatory hereby ratifies any such action taken or to be taken by such attorney-in-fact. The duration of this Authorization and Power of Attorney shall be from the date indicated below until the earlier to occur of either (i) when none of the signatories below have any beneficial holding of any OP Units of the Company or (ii) with reference to each signatory below, when any such signatory revokes this Authorization and Power of Attorney in a signed writing delivered to the foregoing attorneys-in-fact.

Date:  May 13, 1999

                              BLACKSTONE REAL ESTATE PARTNERS I L.P.

                              BLACKSTONE REAL ESTATE PARTNERS TWO L.P.

                              BLACKSTONE REAL ESTATE PARTNERS THREE L.P.

                              BLACKSTONE REAL ESTATE PARTNERS IV L.P.

                              BLACKSTONE RE CAPITAL PARTNERS L.P.

                              BLACKSTONE RE CAPITAL PARTNERS II L.P.

                              BLACKSTONE RE OFFSHORE CAPITAL PARTNERS L.P.

                              By:  Blackstone Real Estate Associates L.P.,
                                   General Partner

                                 By:  BREA L.L.C., General Partner


                                   By:    /s/ Stephen A. Schwarzman
                                        Name:  Stephen A. Schwarzman
                                        Title: Member

                              BLACKSTONE REAL ESTATE PARTNERS II L.P.

                              BLACKSTONE REAL ESTATE PARTNERS II.TE.1 L.P.

                              BLACKSTONE REAL ESTATE PARTNERS II.TE.2 L.P.

                              BLACKSTONE REAL ESTATE PARTNERS II.TE.3 L.P.

                              BLACKSTONE REAL ESTATE PARTNERS II.TE.4 L.P.

                              BLACKSTONE REAL ESTATE PARTNERS II.TE.5 L.P.

                              By: Blackstone Real Estate Associates II L.P., General Partner

                                 By:  Blackstone Real Estate Management
                                      Associates II L.P., General Partner

                                   By:  BREA II L.L.C., General Partner


                                      By:    /s/ Stephen A. Schwarzman
                                           Name: Stephen A. Schwarzman
                                           Title:  Member

                              BLACKSTONE REAL ESTATE HOLDINGS II L.P.

                              By:  Blackstone Real Estate Management
                                   Associates II L.P., General Partner

                                 By:  BREA II L.L.C., General Partner


                                   By:    /s/ Stephen A. Schwarzman
                                        Name:   Stephen A. Schwarzman
                                        Title:  Member

                              BLACKSTONE REAL ESTATE HOLDINGS L.P.

                              By:  BREA L.L.C., General Partner


                                 By:    /s/ Stephen A. Schwarzman
                                      Name:  Stephen A. Schwarzman
                                      Title:  Member

                              BLACKSTONE REAL ESTATE ASSOCIATES L.P.

                              By:  BREA L.L.C., General Partner

                                 By:    /s/ Stephen A. Schwarzman
                                      Name:  Stephen A. Schwarzman
                                      Title:  Member

                              BLACKSTONE REAL ESTATE ASSOCIATES II L.P.

                              By:  Blackstone Real Estate Management
                                   Associates II L.P., General Partner

                                 By:  BREA II L.L.C., General Partner

                                   By:    /s/ Stephen A. Schwarzman
                                        Name:  Stephen A. Schwarzman
                                        Title:  Member

                              BLACKSTONE REAL ESTATE MANAGEMENT
                                 ASSOCIATES II L.P.

                              By:  BREA II L.L.C., General Partner


                                 By:    /s/ Stephen A. Schwarzman
                                      Name:  Stephen A. Schwarzman
                                      Title: Member

                              BREA L.L.C.

                              By:    /s/ Stephen A. Schwarzman
                                   Name:  Stephen A. Schwarzman
                                   Title:  Member

                              BREA II L.L.C.


                              By:     /s/ Stephen A. Schwarzman
                                   Name:  Stephen A. Schwarzman
                                   Title: Member



                                 /s/ Stephen A. Schwarzman
                              Stephen A. Schwarzman


                                 /s/ Peter G. Peterson
                              Peter G. Peterson

                                 /s/ John G. Schreiber
                              John G. Schreiber


                                /s/ John Ceriale
                              John Ceriale

                              CR/RE L.L.C.


                              By:    /s/ John Ceriale
                                   Name:  John Ceriale
                                   Title:  Member

                              BRE LOGAN HOTEL INC.


                              By:    /s/ William J. Stein
                                   Name:  William J. Stein
                                   Title:  Vice President

                              RTZ MANAGEMENT CORP.


                              By:    /s/ William J. Stein
                                   Name:  William J. Stein
                                   Title:  Vice President

                              BRE/CERIALE L.L.C.

                              By:    /s/ William J. Stein
                                   Name:  William J. Stein
                                   Title:  Vice President

                              BRE/CAMBRIDGE L.L.C.

                              By:    /s/ William J. Stein
                                   Name:  William J. Stein
                                   Title:  Vice President